UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                    August 1, 2005

MAXXAM INC.

(Exact name of registrant as specified in its charter)

Delaware	1-3924	95-2078752
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1330 Post Oak Boulevard Suite 2000 Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (713) 975-7600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On August 1, 2005, Registrant's indirect wholly owned subsidiary, Scotia Pacific Company LLC ("Scotia Pacific"), filed a Current Report on Form 8-K with the following disclosure in "Item 8.01. Other Events" (references to "Registrant" in Scotia Pacific's disclosure have been changed to "[Scotia Pacific]" for the sake of clarity):

[Scotia Pacific] believes that a negotiated restructuring of its Timber Collateralized Notes ("Timber Notes") is in the best interests of [Scotia Pacific] and all of its constituencies, including the holders of the Timber Notes ("Noteholders"). [Scotia Pacific] therefore seeks to begin discussions with an ad hoc committee of Noteholders ("Noteholder Committee"), and as previously announced, [Scotia Pacific] has already had confidential discussions with the financial and legal advisors to the Noteholder Committee. [Scotia Pacific] has proposed to the Noteholder Committee's advisors the broad outlines of a potential restructuring plan to be accomplished through confirmation of a chapter 11 plan of reorganization, pursuant to which Noteholders (other than [Scotia Pacific], whose Timber Notes would be surrendered and cancelled) would receive new senior secured notes in an aggregate principal amount of $300,000,000 and shares representing 90% of the equity of the reorganized [Scotia Pacific]. Neither these, nor any other proposed restructuring terms, have been agreed to by [Scotia Pacific]'s parent company, The Pacific Lumber Company ("Palco"), or any Noteholder, nor is there any assurance that any of these terms will be agreed upon, that there will be an agreement, or, if there is an agreement, what the terms will be.

[Scotia Pacific] is disclosing these proposed terms to the public by this Form 8-K filing in order to facilitate direct negotiations with the Noteholders, none of whom has yet entered into a confidentiality agreement with respect to such negotiations. [Scotia Pacific] encourages Noteholders to contact the Noteholder Committee's financial and/or legal advisors to begin the process of negotiating directly with [Scotia Pacific] on the basis of the proposed restructuring terms. [Scotia Pacific] does not admit that any communication of the proposed terms of a restructuring, even absent this filing, would constitute a communication of material non-public information that would in any manner restrict such Noteholders.

As noted above, although [Scotia Pacific] intends to continue to pursue a negotiated restructuring of the Timber Notes, there can be no assurance that these efforts will be successful. [Scotia Pacific] has previously announced that its management has concluded that, in the absence of significant regulatory relief and accommodations, [Scotia Pacific]'s timber harvest levels and cash flows from operations will in future years be substantially below both historical levels and the minimum levels necessary in order to allow [Scotia Pacific] to satisfy its debt service obligations in respect of the Timber Notes. Management has also concluded that [Scotia Pacific]'s cost structure will have to be reduced in line with these anticipated reductions in harvest levels and cash flows. To the extent that [Scotia Pacific] is unable to achieve a negotiated restructuring of its Timber Notes consistent with management's expectations as to future harvest levels and cash flows, [Scotia Pacific] expects that it will be forced to take extraordinary actions, which may include: reducing expenditures by laying off employees and shutting down various operations; seeking other sources of liquidity, such as from asset sales; and seeking protection by filing under the Bankruptcy Code. [Scotia Pacific] does not undertake any obligation to comment further on the progress, if any, of its efforts to negotiate a restructuring of the Timber Notes, including whether it has commenced direct negotiations with any Noteholder or the terms proposed in, or the status or other aspects of, such negotiations, if any.

The information provided in this Current Report on Form 8-K is being provided for information purposes only, and neither Registrant nor Palco admits that any communication of the proposed terms of a restructuring, even absent this filing or Scotia Pacific's Current Report on Form 8-K, would constitute a communication of material non-public information. Registrant does not undertake any obligation to comment further on the progress, if any, of Scotia Pacific's efforts to negotiate a restructuring of the Timber Notes, including whether Scotia Pacific has commenced direct negotiations with any Noteholder or the terms proposed in, or the status or other aspects of, such negotiations, if any, nor does Registrant undertake any obligation to comment on related discussions that Palco may have.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	August 1, 2005	MAXXAM INC.
		By:	/s/ Paul N. Schwartz
		Name:	Paul N. Schwartz
		Title:	President and Chief Financial Officer

HOU:2481440.2